Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Norfolk Southern Corporation:

We consent to the incorporation by reference in Registration Statement Nos. 33-52031, 333-71321, 333-60722, 333-100936 and 333-109069 on Form S-8 and 333-119398 on Form S-3 of Norfolk Southern Corporation of our reports dated February 20, 2007, with respect to the consolidated balance sheets of Norfolk Southern Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Norfolk Southern Corporation.   Our report on the consolidated financial statements and related financial statement schedule refers to the adoption by Norfolk Southern Corporation of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006.

/s/ KPMG LLP

Norfolk , Virginia

February 20, 2007